Exhibit 10.102

FIRST AMENDMENT TO OFFICE LEASE

2370 KERNER BOULEVARD, SAN RAFAEL, CALIFORNIA

THIS FIRST AMENDMENT TO OFFICE LEASE (this “First Amendment”) is entered into as of the 17th day of December, 2008, by and between SAN RAFAEL LAND COMPANY, LLC, a California limited liability company (“Landlord”), and MANAGED HEALTH NETWORK, INC., a Delaware corporation (“Tenant”).

RECITALS

This First Amendment is entered into on the basis of the following facts, understandings and intentions of the parties:

A. Landlord and Tenant are parties to that certain Office Lease dated as of February 6, 2008 (the “Lease”), pursuant to which Tenant leases certain space consisting of approximately Sixty-Two Thousand Six Hundred Forty-Seven (62,647) square feet of Rentable Area on the Second (2nd) and Third (3rd) Floors (the “Existing Premises”) of the commercial office building located at 2370 Kerner Boulevard, San Rafael, California (the “Building”). All capitalized terms used herein and not otherwise defined herein shall have the meaning or meanings given them in the Lease.

B. Landlord and Tenant now desire to amend the Lease in order to: (i) confirm the Commencement Dates under the Lease; (ii) retroactively modify the Rentable Area of the Existing Premises; (iii) revise the Premises by providing for certain additional space to be added to the Premises; (iv) revise the Base Rent; (v) provide for the improvement of such additional space; and (vi) supplement and/or modify certain other provisions of the Lease.

NOW, THEREFORE, in consideration of the mutual covenants and promises of Landlord and Tenant, Landlord and Tenant hereby agree as follows:

1. CERTAIN DEFINITIONS.

(a) “Estimated Date” shall mean May 1, 2009.

(b) “Expansion Premises” shall mean the area more particularly identified on Exhibit A-2 attached hereto as the “Expansion Premises”, containing approximately Seven Thousand Seven Hundred Thirty-Three (7,733) square feet of Rentable Area located on a portion of the Third (3rd) Floor of the North Wing of the Building. Landlord and Tenant acknowledge and agree that the Rentable Area of the Expansion Premises is the product of: (x) the “usable area” of the Expansion Premises, as calculated pursuant to the BOMA Standard; multiplied by (y) one hundred twelve percent (112%).

(c) “Expansion Premises Commencement Date” shall mean the date of Expansion Premises Substantial Completion. Landlord and Tenant presently estimate that Expansion Premises Substantial Completion will occur on the Estimated Date.

(d) “Expansion Premises Substantial Completion” or “EPSC” shall mean that: (i) the Expansion Premises Tenant Improvements have been completed in accordance with the Final First Amendment Plans (as defined in Paragraph 3 of Exhibit B-1 hereto), even though minor details, adjustments or punch list items that do not materially interfere with Tenant’s use or occupancy of the Expansion Premises for normal business operations may remain to be completed; (ii) appropriate governmental authorities have signed the permit card or otherwise indicated clearance for temporary or permanent occupancy of the Expansion Premises; and (iii) all Building systems and equipment are operational to the extent necessary to service the Expansion Premises. Landlord and Tenant shall inspect the Expansion Premises after Expansion Premises Substantial Completion, and shall together prepare a punchlist, and Landlord shall use commercially reasonable efforts to cause its contractors to remedy the items on the punchlist as promptly as is feasible in the circumstances.

(e) “Expansion Premises Tenant Improvements” shall have the meaning given that term in Paragraph 1 of Exhibit B-1 hereto. All Expansion Premises Tenant Improvements shall be deemed to be Alterations for purposes of the Lease upon completion thereof.

(f) “Expansion Premises Term” shall mean the period commencing as of the Expansion Premises Commencement Date and continuing to and including the date of expiration or earlier termination of the Term of the Lease.

(g) “First Amendment Tenant Improvement Allowance” shall mean an aggregate amount equal to Three Hundred Eighty-Six Thousand Six Hundred Fifty and No/100ths Dollars ($386,650.00), based on Fifty Dollars ($50.00) per square foot on Seven Thousand Seven Hundred Thirty-Three (7,733) square feet of Rentable Area contained in the Expansion Premises. The foregoing and anything to the contrary contained in the Lease notwithstanding, the First Amendment Tenant Improvement Allowance shall be automatically reduced by the aggregate amount of money or funds in excess of the Tenant Improvement Allowance (the definition of which has been modified pursuant to Section 8 below) that Landlord has, as of the date of this First Amendment, paid, applied or credited in connection with the construction and/or installation of the Tenant Improvements, such that the total of the Tenant Improvement Allowance and the First Amendment Tenant Improvement Allowance shall not exceed Three Million Three Hundred Sixty-Four Thousand Six Hundred Fifty and No/100ths Dollars ($3,364,650.00), based on Fifty Dollars ($50.00) per square foot on Sixty-Seven Thousand Two Hundred Ninety-Three (67,293) square feet of Rentable Area.

2. CONFIRMATION OF COMMENCEMENT DATES. Landlord and Tenant acknowledge and agree that (i) the North Wing Commencement Date occurred on May 14, 2008, and shall for all purposes under the Lease be May 14, 2008, (ii) the Second Floor South Wing Commencement Date occurred on June 12, 2008, and shall for all purposes under the Lease be June 12, 2008, and (iii) the Third Floor South Wing Commencement Date occurred on June 25, 2008, and shall for all purposes under the Lease be June 25, 2008.

3. REMEASUREMENT OF EXISTING PREMISES.

(a) Effective retroactively as of the North Wing Commencement Date and continuing to and including the day immediately preceding the Expansion Premises Commencement Date, Section 1(c)(i)(A) of the Lease shall be amended in its entirety to provide as follows:

“ ‘Rentable Area’ of the Premises shall be the product of: (x) the ‘usable area’ of the Premises, as calculated pursuant to the Standard Method for Measuring Floor Area in Office Buildings, [ANSI Z65.1 – 1996] (‘BOMA Standard’); multiplied by (y) one hundred twelve percent (112%) (or one hundred fifteen percent (115%) with respect to the portion of the North Wing located on the Third (3rd) Floor of the Building).”

(b) Effective retroactively as of the North Wing Commencement Date and continuing to and including the day immediately preceding the Expansion Premises Commencement Date, Section 1(c)(i)(B) of the Lease shall be amended in its entirety to provide as follows:

“ ‘Rentable Area’ of the Project shall be the product of: (x) the aggregate ‘usable area’ of the Project, as designed and as calculated pursuant to the BOMA Standard; multiplied by (y) one hundred twelve percent (112%) (or one hundred fifteen percent (115%) with respect to the portion of the North Wing located on the Third (3rd) Floor of the Building).”

(c) Landlord and Tenant acknowledge and agree that, prior to the date of this First Amendment, the Rentable Area of the Existing Premises and each portion thereof were remeasured pursuant to the modified definition of “Rentable Area” set forth in Section 3(a) above. In accordance with such remeasurement, effective retroactively as of the North Wing Commencement Date and continuing to and including the day immediately preceding the Expansion Premises Commencement Date, the Rentable Area of the Existing Premises shall for all purposes under the Lease be as follows:

(i) as to the North Wing, approximately Twenty-Two Thousand Seven Hundred Seventeen (22,717) square feet of Rentable Area;

(ii) as to the Second Floor South Wing, approximately Nineteen Thousand Two Hundred Ten (19,210) square feet of Rentable Area;

(iii) as to the Third Floor South Wing, approximately Seventeen Thousand Eight Hundred Twenty-Three (17,823) square feet of Rentable Area; and

(iv) as to the entire Existing Premises, approximately Fifty-Nine Thousand Seven Hundred Fifty (59,750) square feet of Rentable Area.

(d) Tenant’s Proportionate Share shall be retroactively adjusted to be 48.95% effective as of the North Wing Commencement Date and continuing to and including the day immediately preceding the Expansion Premises Commencement Date to reflect that (i) the Premises then contained (and will contain during such period) approximately Fifty-Nine Thousand Seven Hundred Fifty (59,750) square feet of Rentable Area, and (ii) the Project then contained (and will contain during such period) approximately One Hundred Twenty-Two Thousand Fifty-Two (122,052) square feet of Rentable Area.

(e) Effective as of the date of this First Amendment, Section 1(c)(ii) and Section 1(c)(iii) of the Lease shall be deleted in their entirety and be of no force or effect.

4. ADDITION OF EXPANSION PREMISES.

(a) Effective as of the North Wing Commencement Date and continuing to and including the day immediately precedent the Expansion Premises Commencement Date, the Premises shall be as provided in the Lease.

(b) Effective as of the Expansion Premises Commencement Date, the Premises shall be revised to include the Expansion Premises, and all references to the “Premises” in the Lease shall be deemed to mean, collectively, the Existing Premises and Expansion Premises. Tenant’s obligations with respect to the Expansion Premises shall commence upon the Expansion Premises Commencement Date (except as otherwise provided in the Lease, as amended, with respect to obligations arising earlier or later) and shall continue in full force for the Expansion Premises Term. Either Landlord or Tenant, at the request of the other, shall execute a declaration specifying the Expansion Premises Commencement Date within a reasonable period of time following the Expansion Premises Commencement Date.

(c) Tenant has inspected the Expansion Premises and agrees to accept the same “AS IS” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements to the Expansion Premises, subject to Landlord’s obligation to construct the Expansion Premises Tenant Improvements in accordance with the provisions of this First Amendment. Landlord shall have no other obligation of any kind or character, express or implied, with respect to the design or condition of the Expansion Premises as of the Expansion Premises Commencement Date or the suitability thereof for Tenant’s purposes, and Tenant acknowledges that it has neither received nor relied upon any representation or warranty made by or on behalf of Landlord with respect to such matters.

(d) Landlord shall provide Tenant and its representatives access to the Expansion Premises reasonably following the date upon which Landlord executes and delivers a countersigned original of this First Amendment. Such access shall be utilized by Tenant for the sole purpose of installing its telecommunications installations, data cabling, furniture and special fixtures in the Expansion Premises in connection with the commencement of its business operations therein. Upon such entry, Tenant shall, with respect to the Expansion Premises, perform all of the obligations of Tenant applicable under the Lease during the Expansion Premises Term (except the obligation with respect to the Expansion Premises to pay Basic Rent, Tenant’s Proportionate Share of Operating Expenses, the costs of parking at the Project, the cost of using the Building freight elevator and loading docks, or the cost of utilities or temporary heating, ventilating and air conditioning provided by Landlord to the Expansion Premises during such early access or entry period), including, without limitation, obligations pertaining to insurance, indemnity, compliance with laws and Hazardous Materials. Subject to the provisions of Sections 23 and 24 of the Lease, Tenant acknowledges and agrees that Landlord shall not be liable to Tenant or any Tenant Party for any injury, loss or damage to person or property which may occur in connection with such entry, the same being at Tenant’s or any such Tenant Party’s sole risk and liability.

5. RENTABLE AREA OF PREMISES FOLLOWING EXPANSION.

(a) Effective as the North Wing Commencement Date and continuing to and including the day immediately precedent the Expansion Premises Commencement Date, the Rentable Area of the Premises shall, as provided in Section 3 above, be approximately Fifty-Nine Thousand Seven Hundred Fifty (59,750) square feet of Rentable Area.

(b) Effective as of the Expansion Premises Commencement Date, Section 1(c)(i)(A) of the Lease shall be amended in its entirety to provide as follows:

“ ‘Rentable Area’ of the Premises shall be the product of: (x) the ‘usable area’ of the Premises, as calculated pursuant to the Standard Method for Measuring Floor Area in Office Buildings, [ANSI Z65.1 – 1996] (‘BOMA Standard’), taking into consideration that Tenant is leasing the entire Second (2nd) and Third (3rd) Floors of the Building; multiplied by (y) one hundred twelve percent (112%).”

(c) Effective as of the Expansion Premises Commencement Date, Section 1(c)(i)(B) of the Lease shall be amended in its entirety to provide as follows:

“ ‘Rentable Area’ of the Project shall be the product of: (x) the aggregate ‘usable area’ of the Project, as designed and as calculated pursuant to the BOMA Standard taking into consideration that Tenant is leasing the entire Second (2nd) and Third (3rd) Floors of the Building; multiplied by (y) one hundred twelve percent (112%).”

(d) Landlord and Tenant acknowledge and agree that the definition of “Rentable Area” is being modified as provided in Sections 5(b) and 5(c) above in order to reflect that Tenant will be leasing the entire Second (2nd) and Third (3rd) Floors of the Building as of the Expansion Premises Commencement Date. In accordance with the foregoing, effective as of the Expansion Premises Commencement Date, the Rentable Area of the Premises shall for all purposes under the Lease be as follows:

(i) as to the North Wing, approximately Twenty-Two Thousand Five Hundred Twenty-Seven (22,527) square feet of Rentable Area;

(ii) as to the Second Floor South Wing, approximately Nineteen Thousand Two Hundred Ten (19,210) square feet of Rentable Area;

(iii) as to the Third Floor South Wing, approximately Seventeen Thousand Eight Hundred Twenty-Three (17,823) square feet of Rentable Area;

(iv) as to the Expansion Premises, approximately Seven Thousand Seven Hundred Thirty-Three (7,733) square feet of Rentable Area; and

(v) as to the entire Premises, approximately Sixty-Seven Thousand Two Hundred Ninety-Three (67,293) square feet of Rentable Area.

(e) Landlord and Tenant acknowledge and agree that the Rentable Area of the entire Premises and each portion thereof as specified in Section 5(d) above have been determined in accordance with the modified definition of “Rentable Area” set forth in Section 5(b) above.

(f) Tenant’s Proportionate Share shall be adjusted to be 55.32% on and effective as of the Expansion Premises Commencement Date to reflect that (i) the Premises will then contain approximately Sixty-Seven Thousand Two Hundred Ninety-Three (67,293) square feet of Rentable Area, and (ii) the Project will then contain approximately One Hundred Twenty-One Thousand Six Hundred Fifty-Four (121,654) square feet of Rentable Area.

6. BASIC RENT. In consideration of the confirmation of the Commencement Dates as provided in Section 2 above, and in consideration of the retroactive adjustment of the Rentable Area of the Existing Premises as provide in Section 3 above, effective retroactively as of the North Wing Commencement Date, Tenant shall pay Basic Rent at the rates set forth in the following table and otherwise in the manner provided under the Lease:

Period of Term	Monthly Rate per Square Foot of Rentable Area in the Premises	Cumulative Rentable Area contained in the Premises	Basic Rent per Month
5/14/08 through 6/11/08	$2.95	22,717	$67,015.15
6/12/08 through 6/24/08	$2.95	41,927	$123,684.65
6/25/08 to EPSC	$2.95	59,750	$176,262.50
EPSC through 6/24/09	$2.95	67,293	$198,514.35
6/25/09 through 6/24/10	$3.04	67,293	$204,570.72
6/25/10 through 6/24/11	$3.13	67,293	$210,627.09
6/25/11 through 6/24/12	$3.22	67,293	$216,683.46
6/25/12 through 6/24/13	$3.32	67,293	$223,412.76
6/25/13 through 6/24/14	$3.42	67,293	$230,142.06
6/25/14 through 6/24/15	$3.52	67,293	$236,871.36

7. EXPANSION PREMISES TENANT IMPROVEMENTS. All Expansion Premises Tenant Improvements shall be installed by Landlord pursuant to the provisions of Exhibit B-1 hereto. Although the Expansion Premises Tenant Improvements are intended to be constructed for the convenience of Tenant, the Expansion Premises Tenant Improvements are not intended to be a substitute for Rent or any part thereof. Nothing in this Section 7 or in Exhibit B-1 hereto shall affect the obligations of Tenant with respect to any other alterations, additions or improvements to the Premises, including without limitation, any obligation to obtain the prior written consent of Landlord thereto.

8. MODIFICATION OF TENANT IMPROVEMENT ALLOWANCE. Effective as of the date of the Lease, all references in the Lease to “Landlord’s Contribution” shall be deemed to mean the Tenant Improvement Allowance. In addition, effective retroactively as of the date of the Lease, the second to last row of the Basic Lease Information describing the Tenant Improvement Allowance shall be amended in its entirety to provide as follows:

“Tenant Improvement Allowance:	An aggregate amount equal to Two Million Nine Hundred Eighty-Seven Thousand Five Hundred and No/100ths Dollars ($2,987,500.00), based on Fifty Dollars ($50.00) per square foot on Fifty-Nine Thousand Seven Hundred Fifty (59,750) square feet of Rentable Area contained in the Premises”

9. DELETION OF RIGHT OF FIRST OFFER. Effective as of the date of this First Amendment, Section 45 of the Lease shall be deleted in its entirety and be of no force or effect.

10. BROKERAGE COMMISSIONS.

(a) Landlord hereby warrants and represents to Tenant that Landlord has not voluntarily incurred, on its behalf or on behalf of Tenant or on behalf of both Landlord and Tenant, any obligation to pay a commission or finder’s fee to any real estate broker or other person or entity in connection with this Lease, other than CB Richard Ellis, Inc. (“Tenant’s First Amendment Broker”) and Landlord’s Broker, with which Landlord has a separate agreement with respect to the payment of a commission in connection with this transaction. Landlord’s obligation to Tenant’s First Amendment Broker with respect to the payment of a commission in connection with this transaction shall be as provided in such separate agreement between Landlord and Landlord’s Broker. Landlord hereby agrees to indemnify, defend and hold Tenant harmless from claims for any commission or finder’s fee charges by any real estate broker or other person or entity (including, without limitation, Tenant’s First Amendment Broker, but only to the extent that the claim of Tenant’s First Amendment Broker is based upon such separate agreement between Landlord and Landlord’s Broker) arising from an agreement, whether express or implied, between Landlord and such broker or other person or entity or otherwise arising from the conduct of Landlord.

(b) Tenant hereby warrants and represents to Landlord that Tenant has not voluntarily incurred, on its behalf or on behalf of Landlord or on behalf of both Landlord and Tenant, any obligation to pay a commission or finder’s fee to any real estate broker or other person or entity in connection with this Lease, other than Tenant’s First Amendment Broker. Tenant is not aware of any obligation of Landlord to Tenant’s First Amendment Broker other than those set forth in the separate agreement between Landlord and Landlord’s Broker referred to in Section 10(a) above. Tenant hereby agrees to indemnify, defend and hold Landlord harmless from claims for any commission or finder’s fee charges by any real estate broker or other person or entity arising from an agreement, whether express or implied, between Tenant and such broker or other person or entity or otherwise arising from the conduct of Tenant.

11. ENTIRE AGREEMENT. This First Amendment contains all of the agreements of the parties with respect to the matters contained herein, and there are no verbal or other agreements which modify or affect this First Amendment. This First Amendment supersedes any and all prior agreements made or executed by or on behalf of the parties hereto regarding the Expansion Premises.

12. EXECUTION IN COUNTERPARTS. This First Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

13. EXHIBITS. All exhibits attached to this First Amendment are hereby incorporated herein by this reference.

14. LEASE REMAINS IN FULL FORCE AND EFFECT. Except as modified above, the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first above written.

TENANT:	Managed Health Network, Inc., a Delaware corporation

	By:	/s/ Dennis Bell
	Name:	Dennis Bell
	Title:	Vice President Real Estate Management

LANDLORD:	San Rafael Land Company, LLC, a California limited liability company

	By:	/s/ Norbert J. Dickman
	Name:	Norbert J. Dickman
	Title:	Manager